EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF:

Modern International Ventures, Inc.

The undersigned Incorporator is authorized to prepare and file the following Articles of Incorporation under the provisions of Chapter 78 of the Nevada Revised Statutes.

ARTICLE I: Name

The name of the Corporation is MODERN INTERNATIONAL VENTURES, INC.

ARTICLE II:  Purpose

The corporation is organized for the purpose of engaging in any lawful act of activity, within or without the State of Nevada, for which a corporation may be organized under the General Corporation Laws of the state of Nevada.

ARTICLE III: Resident Agent and Registered Office

A.	RESIDENT AGENT

B.	The name and address of the Resident Agent for the service of process is Eastbiz.com,Inc.5348 Vegas Dr., Las Vegas, NV 89108

B. REGISTERED OFFICE.

C.	The address of its Registered office is Eastbiz.com,Inc.5348 Vegas Dr., Las Vegas, NV 89108

D.	OTHER OFFICES.

The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the state of Nevada with the same effects as if held in the State of Nevada.

ARTICLE IV: Shares of Stock

The Corporation shall have the authority to issue 100,000,000 shares of Capital stock in four classes, designated respectively;

Class “A” Common Stock (the "Class “A” Common Stock"), 60,000,000 shares with a par value of $.001;
Class “B” Common Stock (the "Class “B” Common Stock,") 20,000,000 shares with a par value of $.001 (and together with the Class “A” Common Stock, the "Common Stock"); and
Class “A” Preferred Stock (the " Class “A” Preferred Stock") 10,000,000 shares with a par value of $.001.
Class “B” Preferred Stock (the “Class “B” Preferred Stock”) 10,000,000 shares with a par value of $.001 (and together with the Class “A” Preferred Stock the “Preferred Stock”)

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the Board of Directors.

A statement of the designations of each Class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A. Class “A” Common Stock

(1) Dividends.  The holders of the Class “A” Common Stock shall be entitled to receive, share for share with the holders of shares of Class “B” Common Stock, such dividends if, as, and when declared from time to time by the Board of Directors.  In the event that such dividend is paid in the form of shares of Common Stock, holders of Class “A” Common Stock shall receive Class “A” Common Stock and holders of Class “B” Common Stock shall receive Class “B” Common Stock.

(2) Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class “A” Common Stock shall be entitled to receive, share for share with the holders of shares of Class “B” Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Voting.  Each holder of Class “A” Common Stock shall be entitled to one vote for each share of Class “A” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Except as otherwise provided herein or by the General Corporation Law of the State of Nevada, the holders of Class “A” Common Stock and the holders of Class “B” Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

B. Class “B” Common Stock

(1) Dividends.  The holders of the Class “B” Common Stock shall be entitled to receive, share for share with the holders of shares of Class “A” Common Stock, such dividends if, as, and when declared from time to time by the Board of Directors.  In the event that such dividend is paid in the form of shares of Common Stock, holders of Class “A” Common Stock shall receive Class “A” Common Stock and holders of Class “B” Common Stock shall receive Class “B” Common Stock.

(2) Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class “B” Common Stock shall be entitled to receive, share for share with the holders of shares of Class “A” Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Voting.  Each holder of Class “B” Common Stock shall be entitled to ten votes for each share of Class “B” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Except as otherwise provided herein or by the General Corporation Law of the State of Nevada, the holders of Class “A” Common Stock and the holders of Class “B” Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

(4) Conversion.

(a) Each share of Class “B” Common Stock shall be convertible into one fully paid and nonassessable share of Class “A” Common Stock at the option of the holder thereof at any time.

(b) Each share of Class “B” Common Stock shall automatically be converted into one fully paid and nonassessable share of Class “A” Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a "Transfer") of such share, whether or not for value, by the initial registered holder (the "Initial Holder") thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) another person that, at the time of such Transfer, beneficially owns shares of Class “B” Common Stock or a nominee thereof; provided that, notwithstanding the foregoing, (A) any Transfer by the Initial Holder without consideration to (1) any controlled affiliate of such Initial Holder which remains such, (2) a partner, active or retired, of such Initial Holder, (3) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (4) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (5) the spouse of such Initial Holder, in each case, shall not result in such conversion or (B) any bona fide pledge by the Initial Holder to any financial institution in connection with a borrowing shall not result in such conversion; and provided, further, that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership) or the pledgor, as the case may be, shall be subject to automatic conversion upon the terms and conditions set forth herein.

(c) The one-to-one conversion ratio for the conversion of the Class “B” Common Stock into Class “A” Common Stock in accordance with Section 4(a) and 4(b) of this Article IV shall in all events be equitably adjusted in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Class “A” Common Stock or Class “B” Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class “A” Common Stock, solely for the purpose of effecting the conversion of the shares of Class “B” Common Stock, such number of its shares of Class “A” Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class “B” Common Stock.

(e) If any shares of Class “B” Common Stock shall be converted pursuant to this Section 4, the shares so converted shall be retired and returned to the authorized but unissued shares of Class “B” Common Stock.

C. Other Matters Affecting Shareholders of Class “A” Common Stock and Class “B” Common Stock

In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Class “A” Common Stock or Class “B” Common Stock unless the shares of Class “A” Common Stock and Class “B” Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Class “A” Common Stock and Class “B” Common Stock in the form of shares of Class “A” Common Stock or Class “B” Common Stock, respectively.

The Common  Stock of the Corporation, after the amount of the par value has been paid, is not subject to assessment to pay he debts of the  Corporation and no Common Stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

D. Preferred Stock

The Board of Directors shall, by resolution, fix the powers, designations, preferences, rights and qualifications, limitations and restrictions of any class or series of the Preferred Stock which shall not have been fixed by the Articles of Incorporation.

ARTICLE V: Directors

The members of the governing board of the Corporation are designated as Directors. The initial Board of Directors shall consist of one (1) member. The name and post office box or street address, either residence or business, of the sole member of the initial board of directors is as follows:

NAME	ADDRESS
Charles F. Rendina	700-595 Burrard St
Vancouver, BC V7X 1S8

The sole member of the initial board of directors will serve as the sole Director until the first meeting of the shareholders or until his or her respective successor is elected and qualified. Thereafter, the number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum number, and the manner in which the directors

ARTICLE VI: Directors' and Officers' Liability

A. ELIMINATION OF LIABILITY. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law as it may allow from time to time.

B. MANDATORY INDEMNIFICATION. The Corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Nevada law as the same exist or may hereafter be amended.

C. MANDATORY PAYMENT OF EXPENSES. The expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

D. EFFECT OF AMENDMENT OR REPEAL. Except as provided in Article IV, Section B., this corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or its bylaws. However, any amendment to or repeal of any of the provisions in this Article VI shall not adversely affect any right or protection of a director or officer if the Corporation for or with respect to any act or omission of such director or officer occurring to such amendment or repeal.

ARTICLE VII: Incorporator

The name and post office address if the incorporator authorized to form this corporation is as follows:

Charles F. Rendina
c/o Boughton Law Corp
700-595 Burrard St
Vancouver, BC V7X 1S8

DATED:

Signed

Charles F. Rendina, Incorporator
for Charles Rendina Law Corp.
(for Boughton Law Corp.)

Acceptance of Resident Agent: EastBiz.com, Inc.  hereby
accepts the appointment as Resident Agent for the above named corporation.

Signed:_____________________________ Date: March _____________, 2010

(for Eastbiz.com, Inc.)

Representative of Resident Agent